Exhibit 99.1
Oasis Petroleum Inc. Announces Quarter Ending March 31, 2011 Earnings and Year-over-Year
Production Growth of 146%
Houston, Texas — May 11, 2011 — Oasis Petroleum Inc. (NYSE: OAS) (“Oasis” or the “Company”) today announced financial and operational results for the quarter ended March 31, 2011.
Highlights for the three months ended March 31, 2011 include:
•	Grew average daily production to 8,090 barrels of oil equivalent (“Boe”) per day, a 146% increase over the first quarter of 2010 and a sequential increase of 8% over the fourth quarter of 2010.

•	Increased Adjusted EBITDA to $41.1 million, an increase of $29.5 million over the first quarter of 2010 and a sequential increase of $9.9 million over the fourth quarter of 2010. For a definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to net loss and net cash provided by operating activities, see “Non-GAAP Financial Measure” below.

•	Issued $400 million of 7.25% senior unsecured notes due 2019 on February 2, 2011.
“Our team delivered production growth despite a tough winter,” said Thomas B. Nusz, Oasis’ Chairman and Chief Executive Officer. “We continue to lock-in key contracts and invest infrastructure capital that will improve our ability to grow our production, increase our revenue, and lower our operated expenses. We now have six rigs running in West Williston and one in East Nesson, and we have two full-time frac crews working on behalf of Oasis. We have agreements with third parties that are building out crude oil and natural gas infrastructure, and are investing our own capital into salt water disposal systems. Overall, Oasis is taking the right steps to position the Company for the tremendous growth that is expected to come from executing our resource conversion strategy.”
Operational and Financial Update
Average daily production for the first quarter of 2011 was 8,090 Boe per day (99% was produced from Williston Basin properties), an increase of 146% as compared to 3,295 Boe per day in the first quarter of 2010. Sequential quarter-over-quarter production growth was 579 Boe per day, or 8%. In the first quarter of 2011, 95% of the production was from oil. Average daily production by project area is listed in the following table:

	Average Daily Production for the Three Months Ended (Boepd):
Project Area	Mar 31, 2011	Dec 31, 2010	Change	% Change
Williston Basin:
West Williston	4,302	3,366	936	28%
East Nesson	2,158	2,295	(137)	-6%
Sanish	1,518	1,774	(256)	-14%

Total Williston Basin	7,978	7,435	543	7%
Other	112	76	36	47%

Total	8,090	7,511	579	8%

Average price per barrel of oil, without realized derivatives, was $82.33 in the first quarter of 2011, compared to $70.21 in the first quarter of 2010 and $73.05 in the fourth quarter of 2010. The average price differential compared to West Texas Intermediate crude oil index prices was 13% in the first quarter 2011, compared to 11% in the first quarter of 2010 and 14% in the fourth quarter of 2010.
Total revenue for the first quarter of 2011 was $58.7 million compared to $20.1 million for the first quarter of 2010, an increase of 192%. Sequential quarter-over-quarter revenue growth was $9.6 million, or 20%.
The following tables show the Company’s drilling activity by project area in the Williston Basin as of March 31, 2011:

Bakken/Three Forks Wells
				Total Williston
	West Williston	East Nesson	Sanish	Basin
Producing Wells
Producing on or before December 31, 2010:
Gross Operated (Net)	20 (17.0)	31 (25.8)	—	51 (42.8)
Gross Non-Operated (Net)	33 (3.0)	35 (3.5)	123(9.6)	191(16.1)
Production started in Q1 2011
Gross Operated (Net)	8 (5.5)	0	0	8 (5.5)
Gross Non-Operated (Net)	0	4 (0.3)	11 (0.6)	15 (0.9)
Wells Waiting on Completion on 3/31/11:
Gross Operated (Net)	19 (14.8)	4 (2.6)	0	23 (17.4)
Gross Non-Operated (Net)	3 (0.1)	4 (0.3)	9 (0.7)	16 (1.1)
Wells Drilling on 3/31/11:
Gross Operated (Net)	2 (1.4)	1 (0.5)	0	3 (1.9)
Gross Non-Operated (Net)	0	0	5 (0.2)	5 (0.2)

Note: 3 rigs were moving to new locations on March 31, 2011
Lease operating expenses increased $3.0 million to $5.9 million for the first quarter 2011 compared to the first quarter 2010 and increased by $0.4 million in the first quarter 2011 compared to the fourth quarter 2010. Lease operating expenses decreased by $1.88 per Boe, or 19%, to $8.16 per Boe in the first quarter 2011 compared to the first quarter 2010. Lease operating expenses increased by $0.24 per Boe, or 3%, in the first quarter 2011 compared to the fourth quarter 2010 of $7.92 per Boe.
Production taxes increased by $4.2 million to $6.1 million for the first quarter of 2011 compared to the first quarter of 2010 and increased by $0.4 million in first quarter 2011 compared to the fourth quarter 2010. Production taxes as a percent of revenue were 10.4% in the first quarter 2011, 9.5% in the first quarter 2010, and 11.5% in the fourth quarter 2010. Production taxes were lower in the first quarter of 2011 compared to the fourth quarter of 2010, primarily due to lower tax rates on wells recently drilled in Montana.
Depreciation, depletion and amortization totaled $13.8 million in the first quarter of 2011, $5.8 million in the first quarter 2010, and $13.4 million in the fourth quarter 2010. Depreciation, depletion and amortization was $18.97 per Boe in the first quarter of 2011, $19.73 per Boe in the first quarter 2010, and $19.46 per Boe in the fourth quarter 2010.
The Company recorded non-cash charges related to impairment of oil and natural gas properties of $1.4 million in the first quarter of 2011 related to unproved property leases that expired during the period.
General and administrative expenses totaled $6.0 million in the first quarter of 2011, $3.5 million in the first quarter 2010, and $7.6 million in the fourth quarter 2010. General and administrative expenses were $8.17 per Boe in the first quarter of 2011, $11.86 per Boe in the first quarter 2010, and $11.05 per Boe in the fourth quarter 2010. The sequential decrease in general and administrative expenses was primarily due to decreased costs related to employee compensation as the fourth quarter of 2010 included the bonuses related to the full year 2010. Additionally, the Company recorded approximately $0.5 million, or $0.72 per Boe, for restricted stock based compensation, which is included in general and administrative expenses for the first quarter of 2011.
Prior to the Company’s corporate reorganization, the Company was a limited liability company not subject to entity-level income tax. Accordingly, no provision for federal or state corporate income taxes was recorded for the three months ended March 31, 2010 as taxable income was allocated directly to equity holders. In connection with the closing of the IPO in June 2010, the Company merged into a corporation and became subject to federal and state entity-level taxation. The Company’s income tax benefit was $4.2 million for the three months ended March 31, 2011, resulting in an effective tax rate of 37.8%. The Company’s effective tax rate is expected to continue to closely resemble the statutory rate applicable to the federal and the blended state rate of the states in which the Company conducts business.

Adjusted EBITDA for the first quarter of 2011 was $41.1 million, an increase of $29.5 million, or 254%, over the first quarter of 2010 of $11.6 million, and a 32% increase over the fourth quarter of 2010 of $31.2 million.
The Company reported net loss of $6.8 million, or $0.07 per weighted average diluted share, as compared to a net loss of $3.2 million for the first quarter of 2010. The first quarter of 2011 included an unrealized loss on derivative instruments of $31.2 million.
Capital Expenditures and Liquidity
Oasis’ exploration and production capital expenditures were $75.5 million for the first quarter of 2011. The Company’s capital expenditures for drilling, development, and acquisition and undeveloped acreage costs for the first quarter of 2011 are summarized by project area in the following unaudited table:

(In thousands)
Project Area	1Q 11
West Williston	$61,314
East Nesson	9,787
Sanish	4,407
Other (Barnett shale)	2

Total (1)	$75,510

(1)	Consolidated capital expenditures reflected in the table above differ from the amounts shown in the statement of cash flows in the Company’s condensed consolidated financial statements because amounts reflected in the table include changes in accrued liabilities from the previous reporting period for capital expenditures, while the amounts presented in the statement of cash flows are presented on a cash basis. The capital expenditures amount presented in the statement of cash flows also includes cash paid for other property and equipment as well as cash paid for asset retirement obligations.
On March 31, 2011, Oasis had total cash and cash equivalents of $355.0 million and short-term investments of $115.0 million. The Company had no outstanding indebtedness under its $137.5 million revolving credit facility. On February 2, 2011, the Company issued $400 million of 7.25% senior unsecured notes (the “Notes”). The Notes resulted in net proceeds to the Company of approximately $390 million and will mature on February 1, 2019.
Risk Management
As of May 10, 2011, the Company had the following outstanding commodity derivative contracts, all of which settle monthly:

		Critical Prices ($ / Barrel)
				Wtd Avg	Barrels of
Type	Remaining Term	Sub-Floor	Floor	Ceiling	Oil per Day
Two-Way Collar	8 Months (May-Dec 2011)		$60.00	$80.25	448
Two-Way Collar	8 Months (May-Dec 2011)		$70.00	$98.85	400
Two-Way Collar	8 Months (May-Dec 2011)		$75.00	$92.45	1,200
Two-Way Collar	8 Months (May-Dec 2011)		$85.00	$101.62	2,500
Two-Way Collar	8 Months (May-Dec 2011)		$90.00	$104.65	1,000
Two-Way Collar	8 Months (May-Dec 2011)		$95.00	$123.39	2,500
2011 — Total / Weighted Average Two-Way Collars			$85.10	$106.06	8,048
Three-Way Collar	8 Months (May-Dec 2011)	$60.00	$80.00	$94.98	500

2011 — Total Collars					8,548

Two-Way Collar	12 Months (Jan-Dec 2012)		$75.00	$93.00	500
Two-Way Collar	12 Months (Jan-Dec 2012)		$80.00	$103.25	1,000
Two-Way Collar	12 Months (Jan-Dec 2012)		$85.00	$102.42	1,000
Two-Way Collar	12 Months (Jan-Dec 2012)		$90.00	$112.62	1,500
Two-Way Collar	12 Months (Jan-Dec 2012)		$95.00	$116.30	500
2012 — Total / Weighted Average Two-Way Collars			$85.56	$106.50	4,500
Three-Way Collar	12 Months (Jan-Dec 2012)	$65.00	$85.00	$108.08	1,500
Three-Way Collar	12 Months (Jan-Dec 2012)	$70.00	$90.00	$118.30	500
2012 — Total / Weighted Average Three-Way Collars		$66.25	$86.25	$110.64	2,000

2012 — Total Collars					6,500

Two-Way Collar	12 Months (Jan-Dec 2013)		$90.00	$107.20	1,000
Three-Way Collar	12 Months (Jan-Dec 2013)	$70.00	$90.00	$122.45	1,000

2013 — Total Collars					2,000

Conference Call Information
The Company will host a conference call on Thursday, May 12, 2011, at 10:00 a.m. Central Time to discuss its first quarter 2011 financial and operational results. Investors, analysts and other interested parties are invited to listen to the conference call via the Company’s website at www.oasispetroleum.com or by dialing (877) 621-0256 (US participants) or (706) 634-0151 (International participants) with the Conference ID of 62640075. A recording of the conference call will be available by dialing (800) 642-1687 (US participants) or (706) 645-9291 (International participants) using the Conference ID of 62640075 beginning at 1:00 p.m. Central Time on the day of the call until Thursday, May 19, 2011. The conference call will also be available for replay for 30 days at www.oasispetroleum.com.
Upcoming Conference
Oasis also announced that management is scheduled on June 7, 2011 to participate in a Williston Basin panel at 9:30 a.m. Eastern Time and to present at 12:35 p.m. Eastern Time at the 2011 RBC Capital Markets’ Global Energy and Power Conference.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include the expectations of plans, strategies, objectives and anticipated financial and operating results of the Company, including the Company’s drilling program, production, derivatives activities, capital expenditure levels and other guidance included in this press release. These statements are based on certain assumptions made by the Company based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. These include changes in oil and natural gas prices, the timing of planned capital expenditures, availability of acquisitions, uncertainties in estimating proved reserves and forecasting production results, operational factors affecting the commencement or maintenance of producing wells, the condition of the capital markets generally, as well as the Company’s ability to access them, the proximity to and capacity of transportation facilities, and uncertainties regarding environmental regulations or litigation and other legal or regulatory developments affecting the Company’s business and other important factors that could cause actual results to differ materially from those projected as described in the Company’s reports filed with the SEC.
Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.
About Oasis Petroleum Inc.
Oasis is an independent exploration and production company focused on the acquisition and development of unconventional oil and natural gas resources, primarily operating in the Williston Basin. For more information, please visit the Company’s website at www.oasispetroleum.com.
Contact:
Oasis Petroleum Inc.
Richard Robuck, (281) 404-9600
Director — Investor Relations

Oasis Petroleum Inc. Financial Statements
Oasis Petroleum Inc.
Condensed Consolidated Balance Sheet
(Unaudited)

	March 31,	December 31,
	2011	2010
	(In thousands, except per share data)
ASSETS
Current assets
Cash and cash equivalents	$354,990	$143,520
Short-term investments	114,974	—
Accounts receivable — oil and gas revenues	27,820	25,909
Accounts receivable — joint interest partners	33,352	28,596
Inventory	1,008	1,323
Prepaid expenses	11	490
Advances to joint interest partners	2,710	3,595
Deferred income taxes	9,624	2,470
Other current assets	113	—

Total current assets	544,602	205,903

Property, plant and equipment
Oil and gas properties (successful efforts method)	655,759	580,968
Other property and equipment	2,262	1,970
Less: accumulated depreciation, depletion, amortization and impairment	(113,048)	(99,255)

Total property, plant and equipment, net	544,973	483,683

Deferred costs and other assets	12,018	2,266

Total assets	$1,101,593	$691,852

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$643	$8,198
Advances from joint interest partners	8,039	3,101
Revenues payable and production taxes	5,622	6,180
Accrued liabilities	37,508	58,239
Accrued interest payable	4,755	2
Derivative instruments	25,497	6,543

Total current liabilities	82,064	82,263

Long-term debt	400,000	—
Asset retirement obligations	9,287	7,640
Derivative instruments	16,143	3,943
Deferred income taxes	48,425	45,432
Other liabilities	759	780

Total liabilities	556,678	140,058

Commitments and contingencies
Stockholders’ equity
Common stock, $0.01 par value; 300,000,000 shares authorized; 92,407,800 shares issued and outstanding	920	920
Treasury stock, at cost; 20,595 shares	(559)	—
Additional paid-in-capital	644,246	643,719
Retained deficit	(99,692)	(92,845)

Total stockholders’ equity	544,915	551,794

Total liabilities and stockholders’ equity	$1,101,593	$691,852

Oasis Petroleum Inc.
Condensed Consolidated Statement of Operations
(Unaudited)

	Three Months Ended March 31,
	2011	2010
	(In thousands, except per share amount)
Oil and gas revenues	$58,744	$20,068
Expenses
Lease operating expenses	5,942	2,977
Production taxes	6,083	1,910
Depreciation, depletion and amortization	13,812	5,849
Exploration expenses	32	18
Impairment of oil and gas properties	1,381	3,077
Stock-based compensation expenses	—	5,200
General and administrative expenses	5,950	3,516

Total expenses	33,200	22,547

Operating income (loss)	25,544	(2,479)

Other income (expense)
Change in unrealized gain (loss) on derivative instruments	(31,154)	(391)
Realized gain (loss) on derivative instruments	(512)	(26)
Interest expense	(5,198)	(338)
Other income (expense)	312	3

Total other income (expense)	(36,552)	(752)

Income (loss) before income taxes	(11,008)	(3,231)
Income tax benefit (expense)	4,161	—

Net income (loss)	$(6,847)	$(3,231)

Income (loss) per share:
Basic and diluted	$(0.07)	$—

Weighted average shares outstanding:
Basic and diluted	92,047	—

Oasis Petroleum Inc.
Selected Financial and Operational Statistics
(Unaudited)

	Three Months Ended March 31,
	2011	2010
Operating results ($ in thousands):
Revenues
Oil	$57,172	$18,943
Natural gas	1,572	1,125

Total oil and gas revenues	58,744	20,068

Production data (units):
Oil (MBbls)	694	270
Natural gas (MMcf)	202	160
Oil equivalents (MBoe)	728	297
Average daily production (Boe/d)	8,090	3,295

Average sales prices:
Oil, without realized derivatives (per Bbl)	$82.33	$70.21
Oil, with realized derivatives (1) (per Bbl)	81.59	70.12
Natural gas (per Mcf)	7.78	7.02

Cost and expense (per Boe of production):
Lease operating expenses	$8.16	$10.04
Production taxes	8.35	6.44
Depreciation, depletion and amortization	18.97	19.73
Stock-based compensation expenses	—	17.54
General and administrative expenses	8.17	11.86

(1)	Realized prices include realized gains or losses on cash settlements for commodity derivatives, which do not qualify for and were not designated as hedging instruments for accounting purposes.

Oasis Petroleum Inc.
Condensed Consolidated Statement of Cash Flows
(Unaudited)

	Three Months Ended March 31,
	2011	2010
	(In thousands)
Cash Flows from Operating Activities:
Net loss	$(6,847)	$(3,231)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, depletion and amortization	13,812	5,849
Impairment of oil and gas properties	1,381	3,077
Deferred income taxes	(4,161)	—
Derivative instruments	31,666	417
Stock-based compensation expenses	527	5,200
Debt discount amortization and other	256	185
Working capital and other changes:
Change in accounts receivable	(6,667)	(5,263)
Change in inventory	(37)	269
Change in prepaid expenses	479	57
Change in other current assets	(113)	—
Change in other assets	(3)	—
Change in accounts payable and accrued liabilities	(7,448)	1,153
Change in other liabilities	—	(11)

Net cash provided by operating activities	22,845	7,702

Cash flows from investing activities:
Capital expenditures	(91,126)	(34,561)
Derivative settlements	(512)	(26)
Purchases of short-term investments	(114,974)	—
Advances to joint interest partners	885	1,888
Advances from joint interest partners	4,938	458

Net cash used in investing activities	(200,789)	(32,241)

Cash flows from financing activities:
Proceeds from credit facility	—	20,000
Principal payments on credit facility	—	(32,000)
Proceeds from issuance of senior notes	400,000	—
Purchases of treasury stock	(559)	—
Debt issuance costs	(10,027)	(1,413)

Net cash provided by (used in) financing activities	389,414	(13,413)

Increase (decrease) in cash and cash equivalents
Cash and cash equivalents:	211,470	(37,952)
Beginning of period	143,520	40,562

End of period	$354,990	$2,610

Supplemental non-cash transactions:
Change in accrued capital expenditures	$(16,644)	$2,433
Asset retirement obligations	1,656	283

Non-GAAP Financial Measures
Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of the Company’s consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. The Company defines Adjusted EBITDA as earnings before interest expense, income taxes, depreciation, depletion and amortization, property impairments, exploration expenses, unrealized derivative gains and losses and non-cash stock-based compensation expense. Adjusted EBITDA is not a measure of net income or cash flows as determined by United States generally accepted accounting principles, or GAAP.
The following tables present a reconciliation of the non-GAAP financial measure of Adjusted EBITDA to the GAAP financial measures of net loss and net cash provided by operating activities, respectively.
Adjusted EBITDA Reconciliations

	Three Months Ended March 31,
	2011	2010
	(In thousands)
Adjusted EBITDA reconciliation to Net Income /(Loss):
Net income (loss)	$(6,847)	$(3,231)
Change in unrealized loss (gain) on derivative instruments	31,154	391
Interest expense	5,198	338
Depreciation, depletion and amortization	13,812	5,849
Impairment of oil and gas properties	1,381	3,077
Exploration expenses	32	18
Stock-based compensation expenses	527	5,200
Income tax expense (benefit)	(4,161)	—

Adjusted EBITDA	$41,096	$11,642

Adjusted EBITDA reconciliation to Net Cash Provided by Operating Activities:
Net cash provided by operating activities	$22,845	$7,702
Realized gain (loss) on derivative instruments	(512)	(26)
Interest expense	5,198	338
Exploration expenses	32	18
Debt discount amortization and other	(256)	(185)
Changes in working capital	13,789	3,795

Adjusted EBITDA	$41,096	$11,642